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                                    OFFER BY
                 THE EMERGING MARKETS INFRASTRUCTURE FUND, INC.

                              TO PURCHASE FOR CASH
                 UP TO 3,011,714 ISSUED AND OUTSTANDING SHARES
               AT 95% OF NET ASSET VALUE PER SHARE, AS DETERMINED
               BY THE FUND AS OF THE CLOSE OF REGULAR TRADING ON
              THE NEW YORK STOCK EXCHANGE ON JUNE 25, 1999 OR SUCH
                   LATER DATE TO WHICH THE OFFER IS EXTENDED.

                  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
        AT THE CLOSE OF REGULAR TRADING ON THE NEW YORK STOCK EXCHANGE,
          ON JUNE 25, 1999, UNLESS EXTENDED (THE "TERMINATION DATE").

      THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, BUT IT IS SUBJECT TO OTHER CONDITIONS AS OUTLINED IN THE FUND'S
              OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL.

                                                                    MAY 26, 1999

TO BROKERS, DEALERS, COMMERCIAL BANKS,
  TRUST COMPANIES AND OTHER NOMINEES:

    We are enclosing herewith the materials listed below relating to the offer of The Emerging Markets Infrastructure Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company (the "Fund"), to purchase up to 3,011,714 of the Fund's shares of common stock, par value $0.001 (the "Shares") upon the terms and conditions set forth in its Offer to Purchase dated May 26, 1999 and in the related Letter of Transmittal (which together constitute the "Offer"). The price to be paid for the Shares is an amount per Share, net to the seller in cash, equal to 95% of the net asset value per Share as determined by the Fund as of the close of regular trading on the New York Stock Exchange, on June 25, 1999, or such later date to which the Offer is extended.

    We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commission will be payable to brokers, dealers or other persons for soliciting tenders for Shares pursuant to the Offer. The Fund will, however, upon request, reimburse you for reasonable and customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Fund will pay all transfer taxes on its purchase of Shares, subject to Instruction 6, "Transfer Taxes," of the Letter of Transmittal. However, backup withholding at a 31% rate may be required unless either an exemption is proved or the required taxpayer identification information and certifications are provided. See "The Offer--5. Certain Federal Income Tax Consequences" in the Offer to Purchase, and "Instructions--11. Backup Withholding Tax" in the Letter of Transmittal.

    For your information and for forwarding to your clients, we are enclosing the following documents:

     1. A letter to Shareholders of the Fund from William W. Priest, Jr., Chairman of the Board of the Fund;

     2. The Offer to Purchase, dated May 26, 1999;

     3. The Letter of Transmittal for your use and to be provided to your clients;

     4. Notice of Guaranteed Delivery;
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     5. Form of letter to clients which may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee); and

     6. Return envelope addressed to Boston Equiserve, the depositary for the Offer (the "Depositary").

    The Offer is not being made to, nor will the Fund accept tenders from, holders of Shares in any State or other jurisdiction in which the Offer would not be in compliance with the securities or Blue Sky laws of such jurisdiction.

    As described in the Fund's Offer to Purchase under "The Offer--4. Procedure for Tendering Shares," tenders may be made without the concurrent deposit of stock certificates if (1) such tenders are made by or through a broker or dealer that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch, or agency in the United States; and (2) certificates for Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC (as defined in the Letter of Transmittal)), together with a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the Termination Date.

    As described in the Offer, the Fund will purchase all Shares from tendering shareholders who own 99 Shares or less. Furthermore, if this tender is made by a broker, commercial bank, trust company or other nominee for beneficial owner(s) of Shares with respect to which it is the record holder, such broker, commercial bank, trust company or other nominee must represent and warrant in the Letter of Transmittal that it believes, based upon representations made to it by such beneficial owner(s), that such person owns 99 Shares or less.

    Neither the Fund, its investment adviser nor its Board of Directors makes any recommendation to any shareholder as to whether to tender any Shares.

    Additional copies of the enclosed material may be obtained from Georgeson & Company, Inc., the information agent for the Offer (the "Information Agent") at the appropriate address and telephone number set forth in the Fund's Offer. Any questions you have with respect to the Offer should be directed to the Information Agent at its address and telephone numbers set forth in the Offer.

                                          Very truly yours,
                                          THE EMERGING MARKETS
                                          INFRASTRUCTURE FUND, INC.

                                          By:

                                          /s/ William W. Priest, Jr.
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                                              William W. Priest, Jr.
                                              Chairman of the Board

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE EMERGING MARKETS INFRASTRUCTURE FUND, INC., THE FUND'S INVESTMENT ADVISER, THE INFORMATION AGENT OR THE DEPOSITARY OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON THEIR BEHALF WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIAL.